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EXHIBIT 99.6

AGREEMENT

        This Agreement dated as of October 14, 2002, is by and between EXCO Resources, Inc., a Texas corporation (the "Company") and Douglas H. Miller ("Mr. Miller"), along with any person or entity who executes a joinder agreement as provided below (each, a "Joinder Party").

        1.    Introduction.    On August 6, 2002, Mr. Miller, the Chairman of the Board and Chief Executive Officer of the Company, submitted to the Board of Directors of the Company a preliminary proposal to acquire all of the outstanding shares of capital stock of the Company, subject to certain conditions (the "Initial Proposal"). In light of Mr. Miller's position as an executive officer and director of the Company, a special committee of the Board of Directors was formed on August 15, 2002 (the "Special Committee") to exercise the powers of the Board of Directors with respect to the Initial Proposal and any alternative proposals.

        Mr. Miller has advised the Special Committee that, in connection with obtaining financing for the Initial Proposal, he intends to form the Miller Group (as defined below) that would include other members of management and shareholders of the Company, and which would be considered a "person" within the meaning of Part 13 of the Texas Business Corporations Act (the "TBCA"). The acquisition by the Miller Group of beneficial ownership of voting shares of the Company representing 20% or more of the outstanding voting shares of the Company, will result in the Miller Group and each of its members being considered an "affiliated shareholder" within the meaning of Part 13 of the TBCA. Mr. Miller requested that the Special Committee and the Board of Directors of the Company adopt resolutions and take such other actions as may be necessary to render the special shareholder vote required by Article 13.03A(2) of the TBCA inapplicable to any business combination between the Company and any entity formed to pursue the Initial Proposal (the "Approval").

        After consultation and consideration, the Special Committee has determined that it is in the best interests of the shareholders of the Company to (a) solicit alternative proposals from other bidders related to the sale of the Company or its assets (each, a "Proposal") and (b) grant the Approval in order to encourage the Miller Group to submit a definitive proposal (each such proposal, a "Miller Group Proposal") that, if approved by the Special Committee could be presented to the shareholders of the Company for their approval upon receipt of the same shareholder vote as would be required to approve a competing Proposal, provided that Mr. Miller and certain other members of any group of which he is a member agree to take or refrain from taking certain actions, as set forth herein. For purposes of this Agreement, the "Miller Group" shall have the meaning given to such term in the resolutions of the Special Committee and the Board of Directors of the Company granting the Approval.

        2.    Representations by Mr. Miller.    Mr. Miller hereby represents and warrants to the Company as follows:

        (a)    Share Ownership.    Neither Mr. Miller nor any group of which he has at any time been a member is an "affiliated shareholder" of the Company or an "affiliate" or "associate" of an "affiliated shareholder," in each case within the meaning of Part 13 of the TBCA. As of the date hereof, Mr. Miller is not a member of any group (within the meaning of Part 13 of the TBCA) with respect to the voting shares of the Company.

        (b)    Capacity; Enforceability.    Mr. Miller has the power and capacity to execute, deliver and perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Mr. Miller, enforceable against him in accordance with its terms.

        (c)    No Conflict.    The execution and delivery of this Agreement by Mr. Miller and his performance of his obligations hereunder will not conflict with or constitute a breach or default under, any contract, agreement, arrangement or understanding to which he is a party or by which he is bound.

        3.    Covenants and Agreements of Mr. Miller and the Joinder Parties.    In consideration of the granting of the Approval by the Special Committee and the Board of Directors of the Company, Mr. Miller and each Joinder Party hereby covenants and agrees with the Company as follows:

        (a)    No Voting Agreement.    Neither Mr. Miller nor any Joinder Party shall (i) enter into or consent to any agreement, arrangement or understanding (whether written or verbal, express or implied, by proxy or otherwise) with any other person or entity, or any group (other than any proxy or consent solicited by or on behalf of the Special Committee), relating to the voting of any shares of capital stock of the Company beneficially owned by him with respect to any Proposal other than a Miller Group Proposal, that is approved by the Special Committee (a "Competing Proposal"), including any agreement, arrangement or understanding to vote against, oppose, or abstain from voting on, any Competing Proposal (whether at a meeting or by written consent in lieu of a meeting) or to attend, or refrain from attending, any meeting of shareholders at which a Competing Proposal is to be acted upon or (ii) directly or indirectly, encourage or solicit votes with respect to any Competing Proposal.

        (b)    Withdrawal; Disbandment of Group.    Mr. Miller and each Joinder Party shall submit the Miller Group Proposal to the Special Committee only in accordance with bid procedures established by the Special Committee's financial advisor. In the event the requisite shareholder approval is obtained for a Competing Proposal or the Special Committee abandons efforts to seek Proposals, Mr. Miller and the Joinder Parties shall, no later than seven business days after receipt of written notice from the Special Committee of such approval or abandonment, take all actions necessary to disband the Miller Group and file an amendment to the Miller Group's Schedule 13D, which shall reflect the disbandment of the Miller Group. The Company, Mr. Miller and each Joinder Party hereby acknowledge and agree that upon such disbanding of the Miller Group, the Miller Group shall no longer exist as a "person" for purposes of Part 13 of the TBCA and that, therefore, no person or entity may thereafter be deemed an "affiliate" or "associate" of the Miller Group. If, subsequent to the Miller Group beneficially owning 20% of the outstanding voting shares, changes in beneficial ownership result in the Miller Group dropping below 20%, then neither Mr. Miller nor any Joinder Party shall acquire beneficial ownership of voting shares of the Company exceeding 20% of the outstanding voting shares without another written approval by the Board of Directors of the Company or the Special Committee.

        (c)    Joinder.    Any person or entity that becomes a member of the Miller Group and who was at the time of the Initial Proposal, or who is or becomes an officer, director or employee of the Company, shall concurrently agree to be bound by the terms of this Agreement and will confirm such person's understanding that it is bound by the Confidentiality Agreement dated September 12, 2002, between the Company and Mr. Miller (the "Confidentiality Agreement"), by executing a Joinder Agreement substantially in the form annexed hereto as Exhibit A (the "Joinder Agreement"). Further, each entity formed or used in connection with the Initial Proposal or any Miller Group Proposal, including any entity formed to be a constituent to any business combination with the Company, shall, concurrently with its formation or before any such use, agree to be bound by the terms of this Agreement and the Confidentiality Agreement by executing a Joinder Agreement.

        (d)    Filing of Reports.    Mr. Miller shall timely make all filings with the Securities and Exchange Commission required by Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "1934 Act") regarding the voting shares of the Company beneficially owned by Mr. Miller and any group (within the meaning of the 1934 Act) of which he is a member, and the information set forth therein shall be true, correct and complete in all material respects.

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        4.    Notices.    All notices or other communications required or permitted hereunder shall be given in the manner, and to the notice addresses set forth below:

        If to the Company:

    Mr. Stephen F. Smith
    909 Fannin, Suite 3250
    Houston, Texas 77010
    Fax: (713) 651-3028

        If to Mr. Miller:

    Douglas H. Miller
    6500 Greenville Avenue
    Suite 600, LB17
    Dallas, Texas 75206
    Fax: 214-378-5442

        Notice shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit, postage prepaid, return receipt requested, in the mail or the date of delivery as shown by the return receipt thereof, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.

        5.    Entire Agreement; Amendment.    This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter contained herein and supersede all other prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by all of the parties hereto.

        6.    Governing Law.    This Agreement, and all matters relating hereto, shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

        7.    Remedies.    The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by Mr. Miller and that the Company will be entitled to seek specific performance and to seek injunctive relief as remedies for any such breach. If granted, such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available to be sought at law or in equity to the Company.

        8.    Third Party Beneficiaries.    Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

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        9.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

EXCO RESOURCES, INC.
/s/ STEPHEN F. SMITH Stephen F. Smith Chairman, Special Committee
/s/ J. MICHAEL MUCKLEROY J. Michael Muckleroy Member, Special Committee
/s/ DOUGLAS H. MILLER Douglas H. Miller

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EXHIBIT A

Joinder Agreement

Stephen F. Smith
Chairman, Special Committee
909 Fannin, Suite 3250
Houston, Texas 77010

Ladies and Gentlemen:

The undersigned is executing and delivering this Joinder Agreement pursuant to Section 3(c) of the Agreement dated as of October     , 2002 (the "Agreement"), between Douglas H. Miller and EXCO Resources, Inc., a Texas corporation (the "Company"), and agrees to be bound by the covenants and obligations of a Joinder Party, as defined in the Agreement.

The undersigned hereby further (a) acknowledges that it has received and reviewed a copy of the Agreement and the Confidentiality Agreement dated September 12, 2002 between the Company and Mr. Miller (the "Confidentiality Agreement") and (b) agrees to comply with all obligations of the Receiving Party set forth in the Confidentiality Agreement, in each case as if the undersigned were an original signatory thereto.

The undersigned hereby represents and warrants to the Company that (a) neither the undersigned nor any group of which it has at any time been a member, is an "affiliated shareholder" (within the meaning of Part 13 of the TBCA) of the Company, (b) the undersigned is not a member of any group (within the meaning of Part 13 of the TBCA) with respect to the voting stock of the Company, other than the Miller Group, (c) the undersigned has the power and capacity to execute, deliver and perform its obligations under this Joinder Agreement, (d) this Joinder Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms and (e) the execution and delivery of this Joinder Agreement by the undersigned and its performance of its obligations hereunder will not conflict with or constitute a breach or default under, any contract, agreement, arrangement or understanding to which it is a party or by which it is bound.

Accordingly, the undersigned and the Company have executed and delivered this Joinder Agreement as of this              day of                                         , 2002.

By:
Name:
Title:
Address:

EXCO RESOURCES, INC.
Stephen F. Smith Chairman, Special Committee

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  EXHIBIT 99.6
AGREEMENT
  EXHIBIT A
Joinder Agreement